UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 8, 2011

ATRINSIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 1, 2011, Stuart Goldfarb, one of the three independent members of the Audit Committee of Atrinsic, Inc. (the “Company”), was appointed Atrinsic’s President and Chief Executive Officer.  In connection with his appointment, Mr. Goldfarb resigned from the board committees on which he served, leaving the Audit Committee with just two members.

On July 8, 2011, the Company was notified by the NASDAQ Stock Market (“Nasdaq”) that it no longer complies with Nasdaq’s audit committee requirements set forth in Listing Rule 5605(c)(2)(A), which requires that the Company’s Audit Committee consist of three directors meeting the independence criteria and having the qualifications set forth in the Listing Rules.  As a result of Mr. Goldfarb’s resignation from the board committees on which he served, the Company’s Audit Committee consists of only two members meeting the independence criteria and having the qualifications set forth in the Listing Rules.  Consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company with a cure period in order to regain compliance with the audit committee requirement.  The cure period will extend until the earlier of the Company’s next annual shareholders’ meeting or June 1, 2012, provided that if the Company’s next annual shareholders’ meeting is held before November 28, 2011, then the Company must evidence compliance no later than November 28, 2011.

To ensure the Company’s compliance with Nasdaq’s Listing Rules, the Company has initiated a search to identify an independent and appropriately qualified director to fill the vacancy on the Audit Committee left by Mr. Goldfarb’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: July 11, 2011	By:	/s/ Thomas Plotts

Thomas Plotts
Chief Financial Officer